Exhibit 99.1
Northern Oil and Gas, Inc. Announces Continuing Success in Ground Game Acquisition Strategy, and Preliminary Second Quarter Operations and Balance Sheet Update

HIGHLIGHTS

•Northern’s ground game acquisition activity remains robust, generating high quality, cash flow positive drilling opportunities to support the goal of returning capital to shareholders
•Northern’s ground game continues to add to its acreage footprint and long-term inventory at cost efficient levels
•Organic drilling and completion capital expenditures for second quarter 2019 estimated to be $73.9 million, approximately in line with first quarter 2019 levels
•Northern estimates second quarter 2019 production of 34,965 barrels of oil equivalent (“Boe”) per day, near the middle of its guidance range despite significant curtailments during the quarter
•Northern repurchased $10.1 million of its Senior Notes in the open market in the second quarter 2019

MINNEAPOLIS, MINNESOTA – July 24, 2019 – Northern Oil and Gas, Inc. (NYSE American: NOG) today announced a midyear update on its ground game acquisition strategy (“Ground Game”), which is Northern’s regular acquisition activity excluding larger, separately announced deals such as the recent VEN Bakken acquisition. As part of this update, Northern is seeking to enhance its capital expenditures disclosure by providing both the acquisition capital spent to close Ground Game deals, as Northern has historically done, and also breaking out the incremental drilling and completion (“D&C”) capital generated by Ground Game deals, to distinguish it from previously budgeted organic D&C capital. Northern is also providing a preliminary second quarter 2019 operations and balance sheet update.

GROUND GAME UPDATE

Volatility in oil prices in late 2018 and 2019 has led to a rich environment of Ground Game opportunities in the Williston Basin. Northern has committed to or closed on approximately 40 Ground Game acquisitions in the second quarter and third quarter-to-date of 2019, consisting of approximately 6,325 net acres, 0.2 net wells currently producing, and 6.1 net wells in process. In total, Northern expects these wells in process to produce approximately 2,000 Boe per day in 2020, with additional significant long-term development potential on the leasehold.

During the second quarter of 2019, Northern spent approximately $8.0 million in Ground Game acquisition capital and incurred an additional $14.0 million in associated D&C capital. Northern has closed or committed to $6.3 million in Ground Game acquisition capital in the third quarter to date (through July 15, 2019). As a result of these second quarter and third quarter-to-date Ground Game acquisitions, Northern expects to incur associated D&C capital of approximately $17.9 million in the second half of 2019 and $19.9 million in 2020. In aggregate, all sources of capital, including all acquisition costs and capital expenditures associated with these acquisitions, are expected to equate to a multiple of less than 2.7x expected 2020 cash flow from operations (unhedged) just for the wells in process at current strip prices, with upside remaining for the undeveloped locations and acreage acquired. These assets are expected to produce substantial cash flow in 2020 as Northern continues to build its “cash stack” towards shareholder returns. Supported by strong deal flow and high expected returns on capital employed, Northern’s board of directors has increased its authorization for 2019 Ground Game acquisition capital from $25 million to $50 million, as Northern seeks to allocate capital to drive the highest returns for shareholders and to increase the cash flows available for future returns of capital.

The following table sets forth Northern’s current expectations and estimates for the second quarter and third quarter-to-date Ground Game acquisitions described in this release. These estimates are based on internally generated development schedules and other internal assumptions, actual timing and results may differ materially.

	2Q 2019E	2H 2019E	2020E
Expected Production (2-stream) (Boe per day)	~30	~1,150	~2,000
Net Wells Added to Production	0.5	2.2	3.6
Ground Game D&C Capital Expenditures (millions)	($14.0)	($17.9)	($19.9)
Expected Cash Flow from Operations (millions) (1)	$0.1	$7.6	$24.5
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(1)Expected cash flow from operations based on current commodity strip prices as of 7/22/2019, estimated on an unhedged basis and excluding G&A.

OPERATIONS UPDATE

As previously disclosed, growth in the Williston Basin has been constrained in the first half of 2019 due to infrastructure bottlenecks, primarily associated with gas gathering and processing infrastructure. Multiple midstream systems are scheduled to go in service in late 2019 and early 2020. These constraints reduced Northern’s production levels relative to our assets’ overall capability and led to higher per unit operating costs. Despite these issues, Northern expects its second quarter 2019 production to be near the middle of its guidance range, approximately 34,965 Boe per day, 80.5% oil, with LOE per unit costs modestly higher than the first quarter of 2019. Northern expects second quarter 2019 average unhedged realized oil prices of approximately $54.60 per barrel and natural gas prices of approximately $2.70 per Mcf, representing improved pricing differentials compared with the first quarter of 2019.

Northern estimates that curtailments reduced its production by approximately 2,800 Boe per day in the first quarter of 2019 and 2,500 Boe per day in the second quarter of 2019. Northern now expects similar levels of curtailment to persist through the third quarter and likely well into the fourth quarter of 2019, longer than previously anticipated. However, Northern expects a robust completion schedule, Ground Game additions and the closing of the VEN Bakken acquisition to drive sequential growth in the second half of 2019 and into 2020. The ultimate timing and scale of Northern’s production growth will be driven in part by the timing of major gas processing systems scheduled to come online in late 2019 and early 2020. Northern estimates that it added approximately 8.1 net wells to production in the second quarter and, aided by Ground Game activity, Northern’s net wells in process continue to grow. Northern expects second quarter organic D&C capital expenditures of approximately $73.9 million, similar to first quarter levels, as expected.

BALANCE SHEET UPDATE

Despite Northern’s increased Ground Game activity, debt reduction has remained a priority. During the second quarter of 2019, Northern reduced the outstanding principal amount of its Second Lien Notes due 2023 by $8.5 million. This was the net result of $10.1 million of open market repurchases partially offset by $1.7 million in the expected final PIK interest payment on the notes.

In addition, although the outstanding borrowings on Northern’s revolving credit facility increased by $26.0 million during the second quarter of 2019, this included a $31.0 million draw for the upfront deposit on the VEN Bakken acquisition that closed shortly after the end of the quarter. Net of that acquisition deposit, Northern’s borrowings on its revolving credit facility would have been reduced by $5.0 million during the second quarter.

MANAGEMENT COMMENT

“The challenging spending environment for oil and gas companies and other non-operated entities continues to deliver excellent ground game opportunities for Northern,” commented Adam Dirlam, EVP of Land. “While others cut capital and sell acreage in an effort to balance their cash flows, we are able to tap into a portion of our free cash flows to acquire those available properties, with a focus on near-term drilling and high returns on capital employed. With volatile commodity prices, Northern continues to capture opportunities to invest counter-cyclically and to be a strong partner for operating and other non-operating participants as a provider of capital.”

PRELIMINARY FINANCIAL INFORMATION

The foregoing preliminary unaudited financial and operating information and estimates, including with respect to Ground Game acquisitions, acquisition capital, D&C capital, production, lease operating expenses, realized commodity prices, net well additions, debt balances and other matters, is based on estimates and subject to completion of Northern’s financial closing procedures and external audit processes. Such information has been prepared by management solely on the basis of currently available information. The preliminary unaudited information does not represent and is not a substitute for a comprehensive statement of financial and operating results, and Northern’s actual results may differ materially from these estimates because of final adjustments, the completion of the company’s financial closing procedures, and other developments after the date of this release.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties and properties pending acquisition, infrastructure constraints and related factors affecting Northern’s properties, Northern’s ability to acquire additional development opportunities, risks associated with the closing of pending acquisitions, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control. Northern does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Nicholas O’Grady
Chief Financial Officer
(952) 476-9800
ir@northernoil.com

Source: Northern Oil and Gas, Inc.